Exhibit 99.1

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Amends Term Loan Facility with CRG

Increased Borrowing Capacity to Provide Flexibility for Anticipated Growth

SAN DIEGO, January 12, 2016 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM) today announced the amendment of its term loan facility with Capital Royalty Partners II, L.P. and its affiliate funds (“CRG”), which will provide the Company access to $50 million in addition to the $30 million borrowed from CRG in January 2013. Under the terms of the amended agreement, Tandem is required to draw $15 million in January 2016 and has a one-time option to access up to an additional $35 million on or before December 31, 2016. The interest rate, interest only payment period, and maturity date under the loan facility were unchanged by the amendment.

“With our 2015 accomplishment of approximately $73 million in sales, and continued anticipated growth of at least 40 percent in 2016, our arrangement with CRG provides us flexibility to best support the needs of our rapidly growing business,” said Kim Blickenstaff, Tandem’s President and Chief Executive Officer. “We will continue to invest in advancing our growth through research and development and commercialization efforts, as well as in the expansion of our manufacturing capacity, to continue delivering innovative products to improve the lives of people with diabetes.”

At December 31, 2015, the Company had approximately $73 million in cash, cash equivalents and short-term investments, compared to approximately $84 million at September 30, 2015.  The Company’s estimated sales for 2015, and its estimated cash, cash equivalents and short-term investments as of December 31, 2015 are preliminary and subject to adjustment.

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company with an innovative, user-centric and integrated approach to the design, development and commercialization of products for people with diabetes who use insulin. The Company manufactures and sells the t:slim® Insulin Pump, the slimmest and smallest durable insulin pump currently on the market, the t:flex® Insulin Pump, the first pump designed for people with greater insulin requirements, and the t:slim G4™ Insulin Pump, the first CGM-enabled pump with touch-screen simplicity. Tandem is based in San Diego, California.

About CRG L.P.

Founded in 2003, CRG (previously known as Capital Royalty L.P.) is a healthcare-focused investment firm with approximately $2 billion of assets under management that provides capital to healthcare companies primarily through structured debt and senior secured loans. CRG works across the spectrum of life science products and technologies and targets investment sizes ranging between $20 million and $200 million. The firm partners with commercial-stage healthcare companies to provide flexible financing solutions so they can achieve their growth objectives. CRG is headquartered in Houston, Texas with offices in Boulder, Colorado and New York City.

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t:slim, t:flex and Tandem Diabetes Care are registered trademarks, and t:slim G4 is a trademark of Tandem Diabetes Care, Inc.

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements relate to the anticipated rate of growth of the Company’s sales for 2016, the Company’s projected sales for the fourth quarter and full year 2015, the Company’s balance of cash, cash equivalents and short-term investments as of December 31, 2015, the Company’s expectations regarding its future borrowings under the amended loan facility with CRG, and the Company’s use of proceeds from any such borrowings. The Company’s actual results may differ materially from those anticipated or projected in these forward-looking statements due to numerous risks and uncertainties. For instance, as of the date of this release the Company’s financial results for the fourth quarter and full year 2015 are preliminary and subject to adjustment. Furthermore, additional funds may not be available under the term loan agreement with CRG if the Company does not meet certain specified minimum revenue requirements or if the Company is not in compliance with other covenants under the terms of the applicable loan agreement, and the successful commercialization of the Company’s products may be negatively impacted by lack of market acceptance by physicians and people with diabetes. Other risks and uncertainties include the Company’s inability to manufacture products in commercial quantities at an acceptable cost and in accordance with quality requirements; the Company’s inability to contract with additional third-party payors for reimbursement of the Company’s products; possible delays in the Company’s product development programs; possible future actions of the U.S. Food and Drug Administration or any other regulatory body or governmental authority and other risks identified in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as other documents that the Company files with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

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Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com